Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Southern Company on Form S-8 of our reports dated February 17, 2003 relating to the financial statements as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2002 and our report dated April 18, 2003 relating to the financial statements of The Southern Company Employee Savings Plan as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 11-K of The Southern Company Employee Savings Plan for the year ended December 31, 2002.

/s/Deloitte & Touche LLP

Atlanta, Georgia
November 14, 2003